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                                                                     Exhibit 5.1


                                HALE AND DORR LLP
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                          617-526-6000 FAX 617-526-5000

                                 August 3, 2000

PerkinElmer, Inc.
45 William Street
Wellesley, MA 02481

         This opinion is furnished to you in connection with (i) a Registration Statement on Form S-3 (File No. 333-71069) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of various securities, including debt securities, of PerkinElmer, Inc., a Massachusetts corporation (the "Company"), all of which securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $465,000,000, and (ii) a Prospectus dated May 27, 1999 (the "Prospectus") and a related Prospectus Supplement dated August 2, 2000 (the "Prospectus Supplement"), which Prospectus Supplement relates to the issuance and sale by the Company of up to $920,737,000 principal amount at maturity of Zero Coupon Convertible Debentures due August 7, 2020 (the "Debentures""), of the Company, at an aggregate initial offering price of up to $460,000,206, both of which were filed with the Commission on August 3, 2000 pursuant to Rule 424(b)(5) under the Securities Act. The Company expects to issue the Debentures pursuant to the provisions of a Senior Indenture (the "Senior Indenture") to be dated as of August 7, 2000 between the Company and Bank One Trust Company, N.A. (the "Trustee"), and a First Supplemental Indenture (the "Supplemental Indenture," and, collectively with the Senior Indenture, the "Indenture") to be dated as of August 7, 2000 between the Company and the Trustee.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         In delivering the opinion below, we have assumed the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee will duly authenticate the Debentures pursuant to the Indenture.

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PerkinElmer, Inc.
August 3, 2000



         The opinions hereinafter expressed are qualified to the extent that they may be subject to or affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent transfer or similar laws affecting the rights and remedies of creditors generally or (b) duties and standards imposed on creditors and parties to contracts under general equity principles including, without limitation, requirements of good faith, reasonableness and fair dealing. We express no opinion with respect to the availability of the remedy of specific performance, injunctive relief or any other equitable remedy upon any breach of any of the obligations, covenants, warranties or other provisions contained in any of the agreements, instruments or documents as to which we are opining herein, or as to the successful assertion of any equitable defense, inasmuch as such remedies or defenses are subject to the discretion of the court before which any proceeding therefor may be brought. We express no opinion as to the enforceability of a waiver of rights granted by the Constitution of the United States of America, or any state thereof, or the vesting of jurisdiction in, or the consent to the exercise of jurisdiction by, any court where the exercise of such jurisdiction is within the discretion of such court, or the court is not a court of general jurisdiction. We express no opinion as to the enforceability of (x) prospective waivers of rights to notice, or to a hearing or other right granted by constitution or statute, (y) provisions purporting to relieve parties of the consequences of their own negligence or misconduct or (z) provisions purporting to establish evidentiary standards. We express no opinion as to the enforceability of provisions which impose penalties for non-performance or impose liability at variance with any final judgment.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the state laws of the State of New York and the federal laws of the United State of America.

         Based upon and subject to the foregoing, were are of the opinion that the issuance of the Debentures has been duly authorized by appropriate corporate action of the Company, and when the Debentures have been duly established, completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statement, the Prospectus and the Prospectus Supplement, the Debentures will be legal, valid and binding obligations of the Company entitled to the benefits of the Indenture.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Debentures pursuant to the Prospectus and the Prospectus Supplement.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based only upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might effect any matters or opinions set forth herein.


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PerkinElmer, Inc.
August 3, 2000



         We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and to the use of our name in the Prospectus Supplement under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP
                                                     ---------------------------
                                                     Hale and Dorr LLP